Exhibit 10.1

THIRD AMENDMENT TO LEASE

This THIRD AMENDMENT TO LEASE (this "Amendment"), dated as of November 1, 2019 (the "Third Amendment Effective Date"), between LEGACY YARDS TENANT LP, a Delaware limited partnership ("Landlord"), having an address at c/o Related Companies, 60 Columbus Circle, 19th Floor, New York, New York  10023, and INTERCEPT PHARMACEUTICALS, INC., a Delaware corporation ("Tenant"), having an address at 10 Hudson Yards, 37th Floor, New York, New York  10001.

WITNESSETH:

WHEREAS, pursuant to a Lease, dated as of December 7, 2016 (the "Original Lease"), by and between Landlord and Tenant, as amended by (i) that certain First Amendment to Lease, dated as of June 27, 2017 (the "First Amendment"), (ii) that certain letter agreement, dated December 31, 2017 (the "12/31/17 Letter Agreement"), (iii) that certain Second Amendment to Lease, dated as of June 22, 2019 (the "Second Amendment"), and (iv) that certain letter agreement, dated October 12, 2018 (the "10/12/18 Letter Agreement"; the Original Lease, as so amended, the "Lease"), Tenant is leasing from Landlord certain space in the building known as 10 Hudson Yards, located at the corner of 10th Avenue and 30th Street, New York, New York (the "Building"), as is more particularly described in the Lease; and

WHEREAS, Landlord and Tenant desire to further amend the Lease on the terms and conditions hereinafter set forth.

NOW, THEREFORE, Landlord and Tenant agree as follows:

1. Defined Terms. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Extension of Term of 37th Floor Premises.

(a) The term of the Lease with respect to the 37th Floor Premises is hereby extended upon and subject to the terms, covenants and conditions of the Lease, as amended by this Amendment, for an extension term (the "37th Floor Extension Term") commencing on July 1, 2021 (the "37th Floor Extension Term Commencement Date") and ending on March 31, 2022 (the "37th Floor Expiration Date"), which date shall be deemed the Expiration Date for the 37th Floor Premises for all purposes under the Lease, unless sooner terminated in accordance with the terms of the Lease or pursuant to law.

(b) Tenant's leasing of the 37th Floor Premises during the 37th Floor Extension Term shall be on all of the terms and conditions of the Lease (as amended hereby), except that, from and after the 37th Floor Extension Term Commencement Date, Tenant shall pay Fixed Rent in respect of the 37th Floor Premises, at the times and in the manner set forth in the Lease, for the period commencing on the 37th Floor Extension Term Commencement Date and ending on the 37th Floor Expiration Date in an amount equal to $4,268,089.00 per annum (i.e., at the rate of $127.00 per rentable square foot of the 37th Floor Premises), payable in equal monthly installments of $355,674.08 (as appropriately prorated for any partial month during the 37th Floor Extension Term).

3. Second Extension of Term of 40th Floor Premises.

(a) The term of the Lease with respect to the 40th Floor Premises, as previously extended pursuant to the Second Amendment, is hereby further extended upon and subject to the terms, covenants and conditions of the lease, as amended by this Amendment, for a term (the "40th Floor Second Extension Term") commencing on January 1, 2020 (the "40th Floor Second Extension Term Commencement Date") and ending on March 31, 2022 (the "40th Floor Expiration Date"), which date shall be deemed the Expiration Date for the 40th Floor Premises for all purposes under the Lease, unless sooner terminated in accordance with the terms of the Lease or pursuant to law.

(b) Tenant's leasing of the 40th Floor Premises during the 40th Floor Second Extension Term shall be on all of the terms and conditions of the Lease (as amended hereby), except that, from and after the 40th Floor Second Extension Rent Commencement Date, Tenant shall pay Fixed Rent in respect of the 40th Floor Premises at the times and in the manner set forth in the Lease, for the period commencing on the 40th Floor Second Extension Rent Commencement Date and ending on the 40th Floor Expiration Date in an amount equal to $947,420.00 per annum (i.e., at the rate of $127.00 per rentable square foot of the 40th Floor Premises), payable in equal monthly installments of $78,951.67 (as appropriately prorated for any partial month during the 40th Floor Extension Term).  For purposes of this Paragraph 3(b), the term "40th Floor Second Extension Rent Commencement Date" shall mean February 12, 2020.

4. Additional Term for 41st Floor Premises.

(a) Tenant previously leased from Landlord a portion of the 41st Floor of the building (the "41st Floor Premises"), substantially as shown shaded in blue on the floor plan attached hereto as Exhibit B.  Tenant's lease for the 41st Floor Premises expired on October 31, 2018.  Tenant desires to again lease from Landlord the 41st Floor Premises, and Landlord agrees to lease to Tenant the 41st Floor Premises, for the period (the "41st Floor Additional Term") commencing January 15, 2020 (the "41st Floor Additional Term Commencement Date") and ending March 31, 2022 (the "41st Floor Additional Term Expiration Date"), which date shall be deemed the Expiration Date for the 41st Floor Premises for all purposes under the Lease, unless sooner terminated in accordance with the terms of the Lease or pursuant to law.

(b) Tenant's leasing of the 41st Floor Premises during the 41st Floor Additional Term shall be on all of the terms and conditions of the Lease (as amended hereby), except that, from and after the 41st Floor Additional Rent Commencement Date, Tenant shall pay Fixed Rent in respect of the 41st Floor Premises at the times and in the manner set forth in the Lease, for the period commencing on the 41st Floor Additional Rent Commencement Date and ending on the 41st Floor Additional Term Expiration Date in an amount equal to $567,182.00 per annum (i.e., at the rate of $127.00 per rentable square foot of the 41st Floor Premises), payable in equal monthly installments of $47,265.17 (as appropriately prorated for any partial month during the 41st Floor Additional Term).  For purposes of this Paragraph 4(b), the term "41st Floor Additional Rent Commencement Date" shall mean February 26, 2020.

(c) Tenant acknowledges and agrees that Tenant has inspected the 41st Floor Premises and that it shall accept vacant and "broom-clean" possession of the 41st Floor Premises in the condition which exists on the Third Amendment Effective Date (subject to reasonable wear and tear between the Third Amendment Effective Date and the 41st Floor Premises Commencement Date), and that Landlord has no obligation to perform any work or make any installations in order to prepare the 41st Floor Premises for Tenant's occupancy.

5. Additional Work Allowance for 40th Floor Premises and 41st Floor Premises.

(a) Landlord shall reimburse Tenant for costs incurred by Tenant for Tenant's Work performed at the 40th Floor Premises and/or the 41st Floor Premises ("Tenant's Additional Work") within 10 months after the Third Amendment Effective Date (the "Additional Work Reimbursement Period") up to (and in no event in excess of) an amount (the "Additional Work Allowance") equal to $238,520.00 (i.e., $20.00 per rentable square foot of the 40th Floor Premises and the 41st Floor Premises), upon the following terms and conditions:

(i) The Additional Work Allowance shall be payable to Tenant in installments as Tenant's Additional Work progresses, but in no event more frequently than monthly.  Installments of the Additional Work Allowance shall be payable by Landlord within 30 days following Tenant's satisfaction of (or substantial compliance to Landlord's reasonable satisfaction with) each of the conditions required for disbursement set forth in this Paragraph 5(a), it being understood that minor or insubstantial deviations from any documentary requirements included in said conditions that are otherwise reasonably satisfactory to Landlord shall not result in a withholding of the installment of the Additional Work Allowance requested by Tenant.

(ii) Prior to the payment of any installment, Tenant shall deliver to Landlord a request for disbursement (each being hereinafter called a "Tenant Requisition"), which shall be accompanied by (1) invoices for Tenant's Additional Work performed or incurred since the last Tenant Requisition and disbursement of the Additional Work Allowance, (2) a certificate signed by Tenant's architect and an officer of Tenant certifying that to such architect's and officer's knowledge, Tenant's Additional Work and services represented by the aforesaid invoices have been satisfactorily completed in substantial accordance with the plans and specifications therefor approved by Landlord to the date of such certification, and have not been the subject of a prior disbursement of the Additional Work Allowance, and (3) lien waivers by architects, contractors, subcontractors and all materialmen for all such work and services (it being understood and agreed that conditional lien waivers shall be delivered for work which is the subject of Tenant Requisition in question and unconditional lien waivers shall be delivered for all completed work which was the subject of the previous Tenant Requisition).  If any matter concerning a Tenant Requisition is disputed by Landlord, any undisputed portion thereof shall be funded by Landlord without limiting Landlord's rights to dispute the disputed portion, and such dispute with respect to such disputed portion shall be resolved by arbitration in accordance with the provisions of Section 8.09 of the Lease.  Each installment payment of the Additional Work Allowance shall be limited to an amount equal to the amount requested by Tenant pursuant to clause (1) of this paragraph.  In addition, if the amount requested by Tenant does not already reflect the Minimum Retainage against the amount requested by the applicable contractor or subcontractor, then Landlord shall be permitted to retain from each disbursement an amount equal to the Minimum Retainage of the amount requested to be disbursed by Tenant.  "Minimum Retainage" means (1) 10% until at least 50% of Tenant's Additional Work is substantially complete and paid for and (2) 5% thereafter.

(iii) Tenant is not then in default either (x) of any monetary obligation under this Lease or (y) of any non-monetary obligation under this Lease (after, solely in the case of non-monetary obligations, the giving of required notices, if any, and the expiration of applicable cure periods, if any).

(iv) In no event shall more than 15% of the Additional Work Allowance be made available to Tenant for Tenant's soft costs of construction (including, without limitation, filing and permit fees and expenses, architecture, engineering and other consulting fees and expenses and moving expenses).

(b) "Tenant's Additional Work" means the alterations, installations and improvements to be performed by Tenant in the Premises to prepare the same for initial occupancy thereof.  The Additional Work Allowance shall not be utilized by Tenant to purchase any furniture for the Premises or for any audio/video work performed by Tenant in connection with Tenant's Additional Work.

(c) The right to receive reimbursement for the cost of Tenant's Additional Work as set forth in this Paragraph 5 shall be for the exclusive benefit of Tenant, it being the express intent of the parties hereto that in no event shall such right be conferred upon or for the benefit of any third party, including, without limitation, any contractor, subcontractor, materialman, laborer, architect, engineer, attorney or any other person, firm or entity.

(d) Tenant shall not be entitled to deliver a Tenant Requisition for a disbursement of any portion of the Additional Work Allowance later than the date that is 60 days after the last day of the Additional Work Reimbursement Period (the "Additional Work Outside Requisition Date") and if Tenant shall fail to deliver a Tenant Requisition for a disbursement in connection with any Tenant's Additional Work by the Additional Work Outside Requisition Date, then Tenant shall waive Tenant's right to receive any payment in connection therewith.

(e) If Tenant satisfies all of the conditions to payment of the Additional Work Allowance in accordance with this Paragraph 5 and Landlord fails to pay to Tenant any amount of the Additional Work Allowance (subject to Landlord's right to directly pay certain costs to be reimbursed by Tenant to Landlord from the Additional Work Allowance as more particularly described in Paragraph 5(b) above) on or before the date on which the same is due and payable to Tenant under this Paragraph 5, and provided that such failure continues for 30 days after Tenant notifies Landlord of such failure (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: "THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH PARAGRAPH 5(e) OF THE THIRD AMENDMENT TO LEASE"), then, subject to the further provisions of this Paragraph 5(e), Tenant may set off such amount against the next installments of Rent coming due under this Lease.  Landlord shall have the right within such 30-day period to deliver written notice to Tenant that Landlord disputes, in good faith, Tenant's entitlement to the amount claimed by Tenant, together with a reasonably detailed explanation of the reasons therefor, it being agreed that if Landlord timely delivers such written notice, then Tenant shall not have the right to set off such amounts until the dispute is resolved in accordance with the further provisions of this Paragraph 5(e).  If Landlord fails to deliver such written notice to Tenant within such 30-day period, Landlord shall be deemed to have accepted Tenant's entitlement to the amount claimed by Tenant.  In the event Landlord does deliver such written notice to Tenant within such 30-day period as provided above, the parties shall, in good faith, resolve such dispute(s) in a timely manner.  Either party may submit any such dispute that remains unresolved for more than 30 days to arbitration in accordance with the provisions of Section 8.09 of the Lease.  Any other dispute with respect to the payment of the Additional Work Allowance shall also be resolved by arbitration in accordance with the provisions of Section 8.09 of the Lease.  If any such dispute is resolved in favor of Tenant, then the amount in dispute shall be paid to Tenant within 10 days after the determination of the arbitrator, failing which Tenant may give to Landlord 5 Business Days' notice of Tenant's intent to offset the amount due to Tenant against the next installments of Rent due under this Lease (which notice shall contain a legend in not less than 14 point font bold upper case letters as follows: "THIS IS A NOTICE OF A CLAIMED OFFSET RIGHT GIVEN IN ACCORDANCE WITH PARAGRAPH 5(e) OF THE THIRD AMENDMENT TO LEASE") and if Landlord does not, within such 5 Business Day period, pay such amount to Tenant, then Tenant may set off such amount against the next installments of Rent coming due under this Lease.

6. Amendments. From and after the Third Amendment Effective Date, the following provisions of the Lease are amended as hereinafter set forth:

(a) Exhibit B to the Lease (as previously amended) shall be deleted in its entirety and replaced with Exhibit B attached hereto.

(b) The definitions of "37th Floor Expiration Date" and "40th-41st Floor Expiration Date" in Section 1.02 of the Original Lease (as previously amended) are hereby deleted in their entirety and replaced with the following:

"(x) with respect to the 37th Floor Premises, on March 31, 2022 (the "37th Floor Expiration Date"), (y) with respect to the 40th Floor Premises, on March 31, 2022 (the "40th Floor Expiration Date") and (z) with respect to the 41st Floor Premises, on March 31, 2022 (the "41st Floor Expiration Date"; the 37th Floor Expiration Date, the 40th Floor Expiration Date and the 41st Floor Expiration Date, collectively or individually, as the context requires, is call the "Expiration Date")."

(c) The reference to "2.89%" in the last sentence of Section 2.04(e) (as previously amended) is hereby deleted and replaced with "2.68%".

(d) The references to "10 tons" in the parenthetical clause of the first sentence of Section 3.01(f) and in the parenthetical clause of the fifth sentence of Section 3.01(f) (as previously amended) are hereby deleted and replaced with "7.5 tons".

(e) 37th Floor Premises Renewal Right. The date "December 1, 2019" in Paragraph 4(b)(i) of the Second Amendment is changed to "September 1, 2020".

7. Brokerage.  Each party represents to the other that such party has dealt with no broker (except that Landlord represents to Tenant that it has dealt with ERY Manager) in connection with this Amendment.  Each party shall indemnify and hold the other harmless from and against all loss, cost, liability and expense (including, without limitation, reasonable attorneys' fees and disbursements) arising out of any claim for a commission or other compensation by any broker (other than ERY Manager) who alleges that it has dealt with the indemnifying party in connection with this Amendment or the Project; provided, however, that Tenant does not indemnify Landlord with respect to any claim for a commission or other compensation by any broker arising out of a brokerage agreement or commission agreement heretofore entered into between Landlord and a broker with respect to the Lease that is amended by this Amendment.  Landlord shall pay any commission that may be due to ERY Manager pursuant to the terms and conditions of a separate agreement between Landlord and ERY Manager.

8. No Other Changes.  Except as expressly set forth in this Amendment, the Lease shall remain unmodified and in full force and effect, and the Lease as modified herein is ratified and confirmed.  All references in the Lease to "this Lease" shall hereafter be deemed to refer to the Lease as amended by this Amendment.

9. Miscellaneous.  This Amendment contains the entire agreement of the parties with respect to the subject matter hereof and all prior negotiations, understandings or agreements between the parties with respect to the subject matter hereof are merged herein.  This Amendment may be executed in counterparts each of which shall be an original, and all of which counterparts taken together shall constitute one and the same agreement.  Landlord and Tenant each hereby represents to the other that, to the best of its knowledge, there exist no defaults under the Lease nor do there exist any events which, with the giving of notice or the passage of time, would constitute defaults by the other party under the Lease.  The Lease and all of the terms, covenants and provisions thereof, as amended hereby, are and shall remain in full force and effect and are hereby ratified and confirmed in all respects.  Neither this Amendment nor the Lease (as amended hereby) may be further modified, amended, changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of the modification, amendment, change or termination is sought.  This Amendment shall be binding upon and inure to the benefit of Landlord and Tenant and their respective permitted successors and assigns.  In case of any conflict between the terms and provisions of this Amendment and the terms and provisions of the Lease, the terms and provisions of this Amendment shall control.

[Remainder of page intentionally left blank; signatures on following page]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

LEGACY YARDS TENANT LP

By:Legacy Yards Tenant GP LLC, its general partner

By: /s/ Andrew Rosen

Name: Andrew Rosen

Title: VP

TENANT:

INTERCEPT PHARMACEUTICALS, INC.

By: /s/ Mark Pruzanski

Name: Mark Pruzanski

Title: President & CEO

EXHIBIT B

FLOOR PLANS OF PREMISES

[attached]

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